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Exhibit 99.5

Bentley Withdraws From NBRPA Events Sponsorship

FRIDAY, MAY 25, 2001 4:00 PM - PRNewswire

LOS ANGELES, May 25, 2001 /PRNewswire via COMTEX/ -- Bentley Communications Corp. (OTC:BTLY) announces it will not be moving forward with the sponsorship of the various National Basketball Retired Players Association programs as previously announced. In addition, Art Taft will not be appointed to the Board of Directors, due to unforeseen circumstances.

Forward-looking statements:

Certain statements in this news release may constitute "forward looking" statements within the meaning of section 21e of the securities exchange act of 1934. Such "forward looking" statements involve risks, uncertainties and other factors, which may cause the actual results, performance or achievement expressed or implied by such forward looking statements to differ materially from the "forward looking" statements contained herein.

For more information contact:                  Corporate links:

Gordon F. Lee, Chairman & CEO               www.BentleyCommCorp.com
Bentley Communications Corporation          www.BentleyBlvd.com
9800 S. Sepulveda Blvd., Suite 625          www.TwirlMe.com
Los Angeles, CA 90045                       www.Celebrity-Pros.com
Tel:  (310) 342-0760
Fax:  (310) 342-0704

SOURCE   Bentley Communications Corporation
CONTACT: Gordon F. Lee, Chairman & CEO of Bentley Communications
         Corporation, 310-342-0760, or fax, 310-342-0704

URL:         http://www.Celebrity-Pros.com
             http://www.TwirlMe.com
             http://www.BentleyBlvd.com
             http://www.BentleyCommCorp.com